Exhibit 99.2

CLOSING AGREEMENT

This Closing Agreement (“Agreement”) is entered into effective as of the 25th day of May, 2010 (“Effective Date”), by and among DGSE Companies, Inc., a Nevada corporation (hereinafter referred to as “Company”), Dr. L.S. Smith, an individual (hereinafter referred to as “Dr. Smith”) and NTR Metals, LLC, a Texas limited liability company (hereinafter referred to as “NTR”).

WHEREAS, as of the Effective Date, there are 30,000,000 authorized shares of capital stock of the Company (the “Shares”), of which there are 10,289,252 issued and outstanding Shares;

WHEREAS, as of the Effective Date, Dr. Smith (CEO and Chairman of the Company) owns 2,847,938 Shares of the Company, which number includes 945,634 unexercised stock options previously granted to Dr. Smith (the “Smith Equity Interest”);

WHEREAS, pursuant to the terms of this Agreement, at the time of Closing (as defined herein) NTR will acquire 3,000,000 Shares of the Company, subject to the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and consideration as described in this Agreement, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:

1. Company-SIBL Transaction. The parties acknowledge and agree that Stanford International Bank, LTD (“SIBL”), a non-party to this Agreement, currently owns 3,377,361 Shares of the Company (which number includes 1,000 Shares identified in subsection (e) below) and SIBL also owns warrants to purchase 422,814 additional Shares (the “SIBL Equity Interest”). Pursuant to that certain Purchase and Sale Agreement (and Amendment thereto) dated January 27, 2010 among the Company and the court-appointed Receiver for SIBL, as implemented in accordance with the Partial Assignment Agreement, (the “Company-SIBL Purchase Agreement”), SIBL will: (a) sell to NTR the SIBL Equity Interest as set forth in the Partial Assignment Agreement and in this Agreement, (b) transfer 377,361 Shares as designated by the Company, (c) cancel all previously issued warrants and/or options issued to SIBL, (d) cancel all previously existing agreements between the Company and SIBL and (e) convert all of the Company’s outstanding unsecured debt owed to SIBL (as set forth in the Company-SIBL Purchase Agreement) to 1,000 Shares of the Company (the “Company-SIBL Transaction”). The purchase price for the Company-SIBL Transaction is $3,600,000. Pursuant to the Company-SIBL Purchase Agreement, the Company may assign its rights and obligations under the Agreement, in whole or in part, to one or more third-parties (each defined as a “Buyer”).

2. Partial Assignment Relating to NTR Acquired Interest. Subject to satisfaction of the conditions and contingencies set forth in this Agreement and the execution and delivery of each of the Closing Documents as set forth in Section 9 herein, the parties agree as follows:

2.1 Pursuant to a Partial Assignment Agreement to be executed by the parties (“Partial Assignment Agreement”): (a) the Company shall make a partial assignment of the Company’s rights as a Buyer to NTR under the Company-SIBL Purchase Agreement, and (b)

upon Closing (as defined herein), NTR shall acquire directly from SIBL 3,000,000 Shares of the Company (the “NTR Acquired Interest”) for the Purchase Price, as defined herein. The parties acknowledge and agree that the remaining portion of the SIBL Equity Interest (i.e. 377,361 Shares) shall be transferred as designated by the Company.

2.2 The parties agree that the NTR Acquired Interest shall be transferred to NTR free and clear of any and all liens, claims, encumbrances, pledges, charges and security interests. NTR acknowledges that the Shares will be subject to a proxy in favor of Dr. L.S. Smith and a one year restriction on resale.

3. Purchase Price. The purchase price to be paid by NTR for the NTR Acquired Interest shall be Three Million Six Hundred Thousand and 00/100 Dollars ($3,600,000) (“Purchase Price”). Subject to satisfaction of the conditions and contingencies set forth in this Agreement, the Purchase Price shall be paid by wire transfer to be delivered to the court appointed Receiver for SIBL on the Closing Date (as defined herein).

4. Closing. Subject to satisfaction of the conditions and contingencies set forth in this Agreement, including the execution and delivery of each of the Closing Documents as referenced in Section 9 herein, and on the basis of the representations, warranties, covenants and agreements set forth herein and in the Closing Documents, the Closing shall take place simultaneously with the consummation of the Company-SIBL Transaction. The Closing shall take place within five (5) business days following the entry of a Court Order approving the Company-SIBL Transaction (“Sale Order”) by the United States District Court, Northern District of Texas in connection with the litigation captioned Securities and Exchange Commission v. Stanford International Bank, Ltd., et al., Consolidated Case No. 3:09-CV- 00298-N (the “SIBL Litigation”), unless such date is extended by the mutual agreement of the parties or otherwise mandated by the Court (“Closing Date”).

5. Piggyback Registration. The resale of 451,500 Shares of the NTR Acquired Interest are registered on that certain Form S-3/A, filed with the Securities and Exchange Commission (the “SEC”) on June 29, 2007, SEC Registration No. 333-143423 (the “Registered Shares”). The remaining 2,548,500 Shares of the NTR Acquired Interest remain restricted securities (the “Remaining Shares”). If, after the expiration of the one-year lock-up under the Lock-Up Agreement, such Form S-3/A is no longer effective, then for purposes of this Section 5, the Remaining Shares shall include the Registered Shares. If the Form S-3/A is effective at such time, the Company shall amend the Form S-3/A to specify NTR as a selling Stockholder.

5.1 Right to Piggyback Registration. If the Company, at any time proposes to register any of its securities for public sale under the Securities Act of 1933, as amended (the “Securities Act”) (except as provided in Section 5.2), whether for its own account or the account of others, on a form and in a manner which would permit registration of the Remaining Shares for sale to the public under the Securities Act (a “Piggyback Registration”), the Company will give prompt (but in no event less than thirty (30) days prior to the proposed date of filing the registration statement relating to such registration) written notice to NTR of its intention to do so, and upon the written request of NTR delivered to the Company within twenty (20) days after the giving of any such notice (which request shall specify the Remaining Shares intended to be disposed of by NTR), the Company will use its best efforts to effect, in connection with the registration of such other securities, the registration under the Securities Act of all of the Remaining Shares which the Company has been so requested to register by NTR (except as provided in Section 5.3), to the extent required to permit the disposition (in accordance with the same method of disposition as the Company proposes to use to dispose of the other securities) of the Remaining Shares to be so registered.

5.2 No Registration Requirement in the Event of a Mergers, Acquisition, Etc. The Company shall not be required to effect any registration of the Remaining Shares incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock option or other employee benefit plans of the Company.

5.3 Underwriter Limitation. If a Piggyback Registration is an underwritten registration and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without materially adversely affecting the marketability of the offering or the market for the Shares (the “Maximum Number”), the Company shall include the following securities in such registration up to the Maximum Number, and in accordance with the following priorities: (i) first, the securities the Company proposes to sell, (ii) second, up to the number of Remaining Shares requested to be included in such registration, and (iii) third, up to the number of any other securities requested to be included in such registration.

5.4 The Company shall indemnify and hold harmless, to the fullest extent permitted by law, NTR and each of its officers, directors, managers, members, partners, stockholders, employees and Affiliates and each Person who controls NTR (within the meaning of the Securities Act) against any losses, claims, actions, damages, liabilities, joint or several, and expenses (each, a “Loss”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement, prospectus, free writing prospectus or preliminary prospectus or any amendment thereof or supplement thereto, any “roadshow” materials or in any application for listing on a national securities exchange, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, or (iii) any violation by the Company of the Securities Act, the Exchange Act or applicable “blue sky” laws, except insofar as the same are made in reliance and in conformity with information relating to NTR, furnished in writing to the Company by NTR, expressly for use therein, and the Company will reimburse NTR and each such officer, director, manager, member, partner, stockholder, employee, Affiliate and controlling Person for any legal or other expenses actually and reasonably incurred by them in connection with investigating, defending or settling any such Loss.

6. Representations and Warranties of Company. The Company represents and warrants to NTR as follows:

6.1 The execution and delivery of this Agreement and the Closing Documents, as well as the performance by the Company of its obligations hereunder and thereunder, have been duly authorized by all necessary corporate actions of the Company.

6.2 This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. No consent or approval by any person, entity, officer, director or governmental authority is required in connection with the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby, which has not yet been obtained or will be obtained as provided herein.

6.3 There are no restrictions on the transfer or sale of the NTR Acquired Interest under any governing documents of the Company including the Articles of Incorporation dated September 17, 1965 as amended (“Articles”) and the By-Laws of the Company dated March 2, 1992 (“By-Laws”) or under any other shareholders’ agreement or otherwise, except for applicable voting rights restrictions (as set forth in the NTR Proxy as defined herein), as well as the one year restriction upon resale (as set forth in the Lock-Up Agreement).

6.4 The Company represents and warrants that NTR’s acquisition of the NTR Acquired Interest will be in compliance with all applicable existing laws, governmental rules and/or regulations. The Company further represents and warrants that (a) the Nevada Acquisition of Controlling Interest Act (Nevada Revised Code §78.378 through §78.3793) is not applicable to NTR’s acquisition of the NTR Acquisition Interest and/or the transactions contemplated herein, and (b) the Company has taken such action as necessary to approve NTR’s acquisition of the NTR Equity Interest for purposes of compliance with the Nevada Combinations With Interested Stockholders Act (Nevada Revised Code §78.411 through §78.444).

6.5 The Company represents and warrants that no liability to any broker or agent has been incurred with respect to the payment of any commission relating to this Agreement or the Closing Documents and/or the consummation of the transactions contemplated herein and therein.

6.6 Upon the parties’ execution of the Partial Assignment Agreement and NTR’s payment of the Purchase Price, NTR shall receive good, marketable title to the NTR Acquired Interest, free and clear of any and all liens, claims, encumbrances, pledges, charges and security interests.

6.7 The above representations and warranties of the Company are true and accurate upon the Effective Date and will be true and accurate on the Closing Date.

7. Representations and Warranties of NTR. NTR represents and warrants to Company as follows:

7.1 The execution and delivery of this Agreement and the Closing Documents, as well as the performance by NTR its obligations hereunder and thereunder, have been duly authorized by all necessary company actions of NTR.

7.2 This Agreement constitutes a valid and binding obligation of NTR, enforceable against NTR in accordance with its terms. No consent or approval by any person, entity, officer, director or governmental authority is required in connection with the execution and delivery by NTR of this Agreement or the consummation of the transactions contemplated hereby, which has not yet been obtained or will be obtained as provided herein.

7.3 NTR represents and warrants that no liability to any broker or agent has been incurred with respect to the payment of any commission relating to this Agreement or the Closing Documents and/or the consummation of the transactions contemplated herein and therein.

7.4 The above representations and warranties of NTR are true and accurate upon the Effective Date and will be true and accurate on the Closing Date.

8. Conditions to Consummation of the Transactions. The obligations of each party to consummate the transactions provided for in this Agreement and/or the Closing Documents are subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

8.1 Approvals. All authorizations, consents and approvals, if any, of, and filings, if any, with, any governmental authority, including, but not limited to the SEC, or other third parties (including the Company’s lenders), that are required for the Company to validity execute, deliver and/or perform the Company-SIBL Purchase Agreement, this Agreement and each of the Closing Documents, or to consummate the transactions provided for in this Agreement and/or the Closing Documents shall have been obtained or made.

8.2 Consummation of Company-SIBL Transaction. The Company and SIBL shall have performed all obligations under the terms of the Company-SIBL Purchase Agreement, including, but not limited to:

(a)	Cancellation of all previously-issued warrants and/or options issued to SIBL;

(b)	Cancellation of all previously-existing agreements between the Company and SIBL; and

(c)	Conversion of all of the Company’s outstanding unsecured debt owed to SIBL (as set forth in the Company-SIBL Purchase Agreement) to 1,000 Shares of the Company.

8.3 Court Entry of Sale Order. The United States District Court, Northern District of Texas in connection with the SIBL Litigation shall have entered a Sale Order approving the Company-SIBL Transaction and no stay of such Sale Order shall be in effect.

8.4 Delivery of Closing Documents. The parties shall have executed and delivered each of the Closing Documents as identified in Section 9 herein.

8.5 Compliance with Agreements. The parties shall have performed each agreement, and shall have complied with each covenant, to be performed or complied with by the parties pursuant to this Agreement and/or the Closing Documents on or prior to the Closing Date.

8.6 Pending Action. No action, suit or proceeding is threatened or pending, and no injunction, order, decree or ruling is in effect, seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement, the Closing Documents or the consummation of the transactions contemplated herein or therein.

8.7 Issuance of Certificates. The certificates representing the NTR Acquired Interest will be transferred directly to NTR from SIBL via Registrar and Transfer Company (the “Transfer Agent”). The NTR Acquired Interest will be distributed among one or more certificates as indicated in a Letter of Instruction provided to the Transfer Agent by the Receiver.

8.8 Transfer of NTR Acquired Interest. NTR shall have acquired the NTR Acquired Interest, free and clear of any and all liens, claims, encumbrances, pledges, charges and security interests.

8.9 Payment of Purchase Price. NTR shall have paid the Purchase Price to SIBL, as stated in Section 3 hereinabove.

8.10 Representations True. The representations and warranties of the parties made in this Agreement and/or the Closing Documents shall be true and correct upon the Closing Date.

9. Execution and Delivery of Closing Documents. On or before the Closing Date, the parties shall execute and/or deliver the following documents (“Closing Documents”):

9.1 On or before the Closing Date the parties shall execute and deliver this Agreement and each of the following documents (“Closing Documents”):

(a)	Partial Assignment Agreement between the Company and NTR in the form attached hereto as Exhibit “A”;

(b)	Option Contract between Dr. Smith and NTR in the form attached hereto as Exhibit “B”;

(c)	NTR Irrevocable Proxy (“NTR Proxy”) between NTR and Dr. Smith in the form attached hereto as Exhibit “C-1”, and an Agreement to Execute Irrevocable Proxy from Dr. Smith to NTR (the “Agreement to Execute Smith Proxy”), attached hereto as Exhibit “C-2”;

(d)	Lock-up Agreement in the form attached hereto as Exhibit “D”;

(e)	Waiver of Dr. Smith of Change of Control provisions contained in his Employment Agreement with the Company in the form attached hereto as Exhibit “E”.

(f)	Waiver of William Oyster of Change of Control provisions contained in his Employment Agreement with the Company in the form attached hereto as Exhibit “F”;

(g)	Resolution of the Board of Directors of Company authorizing and approving the execution and delivery of this Agreement and the Closing Documents, as well as the consummation of the transactions contemplated herein and therein in the form attached hereto as Exhibit “G”;

(h)	Resolution or Unanimous Consent of the NTR Members authorizing and approving the execution and delivery of this Agreement and the Closing Documents, as well as the consummation of the transactions contemplated herein and therein in the form attached hereto as Exhibit “H”; and

(i)	Sale Order.

(j)	Subject to NTR’s prior receipt and reasonable approval of the form of Buyer’s Release (as identified in Section 1(D) of the Company-SIBL Purchase Agreement), an executed Buyer’s Release of claims against the court-appointed Receiver of SIBL.

9.2 The parties acknowledge and agree the terms and conditions of this Agreement, including the representations and warranties of the parties as set forth herein, shall control and govern as to each Closing Document executed and/or delivered by the parties in connection herewith, including the Partial Assignment Agreement.

10. Post-Closing Covenants.

10.1 The Company shall be responsible for payment of all taxes, if any, assessed with respect to the NTR Acquired Interest prior to Closing. Further, the Company shall be responsible for payment of all sales and transfer taxes (including, without limitation, documentary transfer) and similar fees and taxes, if any, payable in connection with the transfer of the NTR Acquired Interest to NTR and the consummation of the transactions contemplated herein.

10.2 Prior to NTR’s exercise of the Option (as defined in the Option Contract), the Company shall:

(a)	reaffirm the Company’s representations and warranties that the Nevada Acquisition of Controlling Interest Act is not applicable to NTR’s exercise of the Option and/or the transactions contemplated therein.

(b)	take such action as necessary to approve NTR’s exercise of the Option, and the transactions contemplated thereby, for purposes of compliance with the Nevada Combinations With Interested Stockholders.

10.3 The Company shall execute and deliver, at the Company’s own expense, such further instruments and documents as may be reasonably requested by NTR to satisfy any of the Company’s obligations hereunder and/or to complete any of the transactions contemplated hereby.

11. Direct Claims and Indemnification.

11.1 Direct Claims. Each party agrees to pay and reimburse the other party for any damages resulting from or arising out of any breach of, or failure to perform, any obligation, representation and/or warranty of such party under this Agreement.

11.2 Third-Party Claims. Each party agrees to defend, indemnify and hold the other party harmless from and against any and all third-party claims (including claims of shareholders of the Company), causes of action, suits, penalties, losses, damages and expenses of any nature incurred or suffered, arising out of or in connection with the breach of, or failure to perform, any obligation, representation or warranty of such party under this Agreement.

11.3 Attorneys’ Fees. In the event of litigation arising under Section 11, the nonprevailing party shall pay the other party’s reasonable attorneys’ fees and expenses.

12. Miscellaneous.

12.1 Waivers and Amendments. This Agreement or any provision hereof may be amended, waived, discharged or terminated only by a statement in writing signed by all of the parties hereto.

12.2 Governing Law; Jurisdiction; Choice of Venue and Forum. This Agreement has been prepared, is being executed and delivered, and is intended to be performed, in the State of Texas, and the substantive laws of Texas shall govern the validity, construction, enforcement, and interpretation of this Agreement. The parties shall have the right, but not the obligation, to apply to a court of competent jurisdiction within Dallas County, Texas to enjoin any breach of this Agreement or to seek specific performance of this Agreement. Excepting the right of a party to seek such injunctive relief, all claims, disputes and matters in question arising out of or related to this Agreement, whether sounding in contract, tort or otherwise, shall be resolved by binding arbitration, administered by the American Arbitration Association (“AAA”) pursuant to its then current AAA Commercial Arbitration Rules (“Rules”). The dispute shall be heard and determined by one (1) arbitrator. Within thirty (30) days of the notification of a party’s intent to proceed with arbitration, the parties shall mutually agree upon and designate an arbitrator. If the parties fail to designate an arbitrator within the time specified, then the arbitrator shall be appointed by the AAA. The arbitrator shall decide whether a particular dispute is or is not arbitrable. The costs of the arbitrator shall be divided equally between the parties. Only damages alleged pursuant to this Agreement may be awarded, and the arbitrator shall have no authority to award punitive or exemplary damages, the parties hereby waiving their right, if any, to recover punitive or exemplary damages, either in arbitration or in litigation. The arbitration shall take place in Dallas, Texas. Judgment on the award may be entered in any court having jurisdiction.

12.3 Entire Agreement. This Agreement and the Closing Documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and they supersede, merge and render void every other prior written and/or oral understanding or agreement among or between the parties hereto. This Agreement supersedes all agreements previously made between the parties relating to its subject matter. There are no other understandings or agreements between the parties concerning the matters set forth herein.

12.4 Severability. In case any provision of this Agreement shall be found by a court of law to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

12.5 Brokers’ Fees and/or Expenses. The parties agree that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against a party in connection with this Agreement and the Closing Documents or the transactions contemplated herein or therein, based upon that party’s dealings or activities, all such claims shall be handled and paid by the party against whom such claims have been made and the party shall indemnify, defend (with counsel reasonably satisfactory to the other party), protect and save and hold the other party harmless from and against any and all such claims or demands asserted by any person, firm or corporation. Notwithstanding the foregoing, the parties acknowledge and agree that no party shall have any obligation or liability relating to any broker’s commissions or fees incurred by SIBL in connection with the Company-SIBL Transaction.

12.6 Expenses. Except as otherwise stated in Sections 6.6 and 6.7 hereinabove, each of the parties hereto shall each bear their own expenses and legal fees in connection with the preparation and execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated herein and therein.

12.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. Facsimile signatures are as binding as original signatures for all purposes hereunder.

12.8 Non-Waiver. No delay or failure by a party to exercise any rights under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

12.9 Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

12.10 Necessary Acts. Each of the parties hereto agrees that it will do any act or thing and will execute any and all instruments necessary and/or proper to make effective the provisions of this Agreement.

12.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, executors, successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties have signed this Closing Agreement effective as of the date first written hereinabove.

NTR METALS, LLC, a Texas limited liability company

By:	/s/ John R. Loftus
Name:	John R. Loftus
Title:	President

COMPANY

DGSE COMPANIES, INC., a Nevada corporation

By:	/s/ Dr. L.S. Smith
Name:	Dr. L.S. Smith
Title:	Chairman

DR. L.S. SMITH

/s/ Dr. L.S. Smith
Dr. L.S. Smith

Exhibit “A”

Form of Partial Assignment Agreement

Exhibit “B”

Form of Option Contract

Exhibit “C-1”

Form of NTR Irrevocable Proxy

Exhibit “C-2”

Form of Agreement to Execute Smith Irrevocable Proxy

Exhibit “D”

Form of Lock-Up Agreement

Exhibit “E”

Form of Waiver Agreement (Dr. Smith)

Exhibit “F”

Form of Waiver Agreement (William Oyster)

Exhibit “G”

Secretary’s Certificate of DGSE Companies, Inc.

Exhibit “H”

Secretary’s Certificate of NTR Metals, LLC